EXHIBIT 14

SAFEGUARD SCIENTIFICS, INC.
CODE OF CONDUCT

I.	Background — Administration

The reputation and integrity of Safeguard Scientifics, Inc. is a valuable asset that is vital to our success. This Code of Conduct (“Code”) is applicable to Safeguard Scientifics, Inc. and each of its subsidiaries (exclusive of any publicly traded subsidiary that has adopted its own code of conduct in accordance with the regulations of the Securities and Exchange Commission (“SEC”) or the listing standards of any self-regulatory organization (“SRO”)). At the time this Code was adopted, the subsidiaries subject to this Code included the following entities: Alliance Consulting Group Associates, Inc., Mantas, Inc. and Pacific Title & Art Studio, Inc. Any entity that subsequently becomes a subsidiary of Safeguard Scientifics, Inc. shall automatically be subject to this Code unless it has adopted its own code of conduct in a form which is acceptable to Safeguard Scientifics, Inc. or is otherwise required by any relevant SEC regulations or SRO listing standards. Safeguard Scientifics, Inc. and its subsidiaries are collectively referred to in this Code as “Safeguard.”

Each Safeguard employee, including each of Safeguard’s officers, and each Safeguard director is responsible for conducting Safeguard’s business in a manner that demonstrates a commitment to the highest standards of integrity. This Code, which applies to all directors, officers and employees of Safeguard Scientifics, Inc. and its subsidiaries (collectively referred to as “Safeguard Personnel”), has been adopted to help Safeguard Personnel meet these standards. Specifically, the purpose of this Code is to:

•	encourage among Safeguard Personnel a culture of honesty, accountability and mutual respect;

•	provide guidance to help Safeguard Personnel recognize and deal with ethical issues; and

•	provide mechanisms for Safeguard Personnel to report alleged unethical conduct.

While this Code is designed to provide helpful guidelines, it is not intended to address every specific situation. Nevertheless, in every instance, we require that Safeguard Personnel act honestly, fairly and with a view towards “doing the right thing.” Therefore, dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether such conduct is specifically referenced in this Code.

The Safeguard Scientifics, Inc. Board of Directors (“Safeguard Board”) is ultimately responsible for the implementation of the Code. The Safeguard Board has designated Deirdre Blackburn to be the compliance officer (the “Compliance Officer”) for the implementation and administration of the Code. Safeguard Personnel should feel free to direct questions concerning this Code to the Compliance Officer:

Safeguard Scientifics, Inc. Attention: Compliance Officer 800 The Safeguard Building 435 Devon Park Drive Wayne, PA 19087-1945 e-mail address: complianceofficer@safeguard.com

II.	Overview

It is the policy of Safeguard to: (a) comply with all applicable governmental laws, rules and regulations; (b) expect that all Safeguard Personnel at all times observe honest and ethical conduct in the performance of Safeguard’s related responsibilities, including the avoidance of conflicts of interest; (c) expect all Safeguard Personnel to treat others with dignity, including other employees, shareholders, customers and vendors; and (d) encourage and support internal disclosure of any violation of this Code for appropriate action.

The Code governs the business-related conduct of all Safeguard Personnel, including, but not limited to, the chief executive officer, chief financial officer and all other officers of Safeguard. The Code only applies to directors insofar as it relates to their roles as directors.

III.	Compliance With Law

A variety of laws apply to Safeguard and its operations. Safeguard Personnel are expected to comply with all such laws, as well as rules and regulations adopted under such laws. Examples of criminal violations under these laws include:

•	stealing, embezzling or misapplying corporate or bank funds;

•	using threats, physical force or other unauthorized means to collect money;

•	making false entries in the books and records of Safeguard, or engaging in any conduct that results in the making of such false entries;

•	making a payment for an expressed purpose on Safeguard’s behalf to an individual who intends to use it for a different purpose;

•	utilizing Safeguard’s funds or other assets or services to make a political contribution or expenditure; and

•	making payments, whether corporate or personal, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials or businesses in connection with any of Safeguard’s activities.

Safeguard must and will report all suspected criminal violations to the appropriate authorities for possible prosecution and will investigate, address and report, as appropriate, non-criminal violations.

IV.	Conflicts of Interest

Safeguard Personnel are expected to make or participate in business decisions and actions in the course of their employment with Safeguard based on the best interests of Safeguard as a whole,

and not based on personal relationships or benefits. A conflict of interest, which can occur or appear to occur in a wide variety of situations, can compromise the business ethics of Safeguard Personnel. Generally speaking, a conflict of interest occurs when the personal interest of Safeguard Personnel or members of their immediate family interferes with, or has the potential to interfere with, the interests or business of Safeguard. For example, a conflict of interest may occur where an employee or a family member receives a gift, a unique advantage, or an improper personal benefit as a result of the employee’s position at Safeguard. A conflict of interest could make it difficult for such person to perform corporate duties objectively and effectively because they are involved in a competing interest. The following is a discussion of certain common areas that raise conflict of interest issues. However, a conflict of interest can occur in a variety of situations. You must be alert to recognize any situation that may raise conflict of interest issues and must disclose to the Compliance Officer any transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest with Safeguard.

Outside Activities/Employment – Any outside activity must not significantly encroach on the time and attention Safeguard Personnel devote to their corporate duties and should not adversely affect the quality or quantity of their work. In addition, Safeguard Personnel may not make use of corporate equipment, facilities or supplies, or imply (without Safeguard’s approval) Safeguard’s sponsorship or support of any outside activity, and under no circumstances are Safeguard Personnel permitted to take for themselves or their family members business opportunities that are discovered or made available by virtue of their positions at Safeguard. Moreover, Safeguard Personnel may not perform services for or, except as noted in the following paragraph, have a financial interest in any entity that is or to such person’s knowledge may become, a vendor, customer or competitor of Safeguard. Safeguard Personnel are prohibited from taking part in any outside employment without Safeguard’s prior written approval.

Safeguard Personnel generally may have a passive investment in up to five percent of the total outstanding shares of an entity that is listed on a national or international exchange, or quoted on Nasdaq, the OTC Bulletin Board or a similar quotation service, provided that the investment is not so large financially either in absolute dollars or as a percentage of the person’s total net worth that it creates the appearance of a conflict of interest.

Directors of Safeguard may include persons of diversified business interests who may seek business relationships with Safeguard or who may be associated with, or have business or financial interests in, corporations or other business entities which, from time to time, have business dealings with Safeguard or which may compete with Safeguard. These relationships and interests are not prohibited. However, any Safeguard director who has such an actual or potential conflict of interest should promptly disclose the relevant facts to the Chairman of the Safeguard Board. The Chairman shall refer such matter to the full Safeguard Board or an appropriately authorized committee of the Safeguard Board for consideration and appropriate disposition.

Civic/Political Activities – Safeguard Personnel are encouraged to participate in civic, charitable or political activities so long as such participation does not encroach on the time and attention they are expected to devote to their company-related duties. Such activities are to be conducted in a manner that does not involve Safeguard or its assets or facilities and does not create an appearance of Safeguard’s involvement or endorsement.

Inventions, Books and Publications – Safeguard Personnel must receive written permission from the Compliance Officer before developing, outside of Safeguard, any products, software or intellectual property that may be related to Safeguard’s current or potential business.

Proper Payments – Safeguard Personnel should pay for and receive only that which is proper. Safeguard Personnel should not make or promise payments to influence another’s acts or decisions, and Safeguard Personnel must not give gifts beyond those extended in normal business.

Gifts – Safeguard Personnel and members of their families must not give or receive valuable gifts (including gifts of equipment or money, discounts, or favored personal treatment) to or from any person associated with Safeguard’s vendors or customers. Acceptance of a gift in the nature of a memento, such as a conference gift or other inconsequential gift valued at less than one hundred dollars ($100), is permitted. Engaging in normal occasional business-related entertainment, such as meals or the use of sporting, theatrical or other public event tickets, is permissible with the understanding that it is expected Safeguard Personnel will exercise sound judgment in reliance on this exception so as to avoid any situation that may otherwise be subject to question.

Loans to Directors and Employees – Safeguard will not make loans or extend credit guarantees to or for the personal benefit of directors and executive officers except as permitted by law and the listing standards of any exchange or quotation system on which Safeguard common stock is listed. Loans or guarantees may be extended to other employees only with the prior written approval of the Chief Financial Officer of Safeguard Scientifics, Inc.

Insider Trading – Safeguard Personnel are prohibited from trading in securities while in possession of material inside information. Among other things, trading while in possession of material inside information can subject the person to criminal or civil penalties. Safeguard’s STATEMENT OF COMPANY POLICY—Securities Trading by Company Personnel is attached hereto as Exhibit A and incorporated by reference into this Code.

V.	Fair Dealing

Safeguard Personnel should deal fairly and in good faith with Safeguard’s other employees, customers, suppliers, regulators, business partners and others. Safeguard Personnel may not take unfair advantage of anyone through manipulation, misrepresentation, inappropriate threats, fraud, abuse of confidential information or other related conduct.

VI.	Proper Use of Safeguard Assets

Safeguard assets, including facilities, materials, supplies, time, information, intellectual property, software, and other assets owned or leased by Safeguard, or that are otherwise in Safeguard’s possession, may be used only for legitimate business purposes. The personal use of Safeguard’s assets without Safeguard’s approval is prohibited.

VII.	Delegation of Authority

Safeguard Personnel, and particularly each of Safeguard’s officers and other managerial employees, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope and includes appropriate and continuous monitoring.

VIII.	Handling Confidential Information

Safeguard Personnel should observe the confidentiality of information that they acquire by virtue of their affiliation with or employment by Safeguard, including information concerning customers, vendors, competitors and other employees, except where disclosure is approved by Safeguard or otherwise legally mandated. Of special sensitivity is financial information, which should under all circumstances be considered confidential except where its disclosure is approved by Safeguard, or after two full business days following its disclosure in a press release or a report filed with the SEC. In addition, Safeguard Personnel must safeguard proprietary information, which includes information that is not generally known to the public and has commercial value in Safeguard’s business. Proprietary information includes, among other things, software programs, source and object codes, trade secrets, ideas, techniques, inventions (whether patentable or not) and other information relating to designs, algorithms and research. It also includes information relating to marketing, pricing, customers, and terms of compensation for Safeguard Personnel. The obligation to preserve proprietary information continues even after employment ends.

IX.	Public Disclosures

Safeguard must ensure that all its filings and submissions with the SEC and other public communications provide full, fair, timely, accurate and understandable disclosure. Safeguard Personnel engaged in the preparation of these filings, submissions and communications (“Public Disclosure Personnel”) must endeavor to ensure that Safeguard’s filings, submissions, and communications meet these objectives. Depending on their duties and responsibilities, other employees may be called upon to provide information to assure that Safeguard’s reports are complete, fair and understandable. Safeguard Personnel are expected to take this responsibility very seriously. If requested by Public Disclosure Personnel to provide information for use in such filings, submissions or communications, Safeguard Personnel will provide, as promptly as practicable, accurate, understandable and complete information on a timely basis.

X.	Special Ethics Guidelines for Executive, Financial and Legal Officers

In the performance of their duties, Safeguard’s Executive, Financial and Legal Officers, as designated by Safeguard Scientifics, Inc. from time to time, bear a special responsibility for promoting integrity throughout the organization, with responsibilities to Safeguard shareholders. The Executive, Financial and Legal Officers have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout Safeguard as a whole that ensures the fair and timely reporting of Safeguard financial results and condition, as well as other information required by SEC regulations.

Because of this special role, Safeguard’s Executive, Financial and Legal Officers are bound by the following Code of Ethics. Each Executive, Financial and Legal Officer will:

•	act with honesty and integrity, avoiding actual or apparent conflicts of interest with Safeguard (or any subsidiary or other affiliate thereof) in personal and professional relationships;

•	provide to Safeguard’s other employees, consultants and advisors who are engaged in filing reports and documents with the SEC (“SEC Reports”) or in disseminating other public communications such as press releases, information that is accurate, complete, relevant, timely and understandable;

•	endeavor to ensure full, fair, timely, accurate and understandable disclosure in SEC Reports;

•	comply with laws, rules and regulations of federal, state and local governments, and appropriate self-regulatory organizations;

•	act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated;

•	respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose;

•	refrain from using confidential information acquired in the course of employment for personal advantage;

•	proactively promote and be an example of ethical behavior as a responsible partner among peers in the work environment;

•	achieve responsible use of and control over all assets and resources employed or entrusted;

•	record or participate in the recording of entries in Safeguard’s books and records that are accurate to the best of his or her knowledge;

•	promptly report to the Compliance Officer and/or the Chair of the Audit Committee any conduct that he or she believes to be a violation of law or business ethics or of any provision of the Code of Ethics, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

Violations of this Code of Ethics for Executive, Financial and Legal Officers, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment. If you believe that a violation of the Code of Ethics for Executive, Financial and Legal Officers has occurred, you must report the violation immediately. Violations should be reported in the manner set forth in Section XI below.

It is against Safeguard policy to retaliate against any employee for good faith reporting of violations of this Code of Ethics.

XI.	Report of Violations

Administration – General Policy Regarding Report of Violations – Safeguard Personnel who observe, learn of, or, in good faith, suspect a violation of the Code must immediately report the violation in accordance with the procedures outlined below. Safeguard Personnel who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible. A violation of the Code may result in disciplinary action, which may include termination of employment.

Complaint Procedure

•	Notification of Complaint

•	Safeguard Personnel who observe, learn of or, in good faith, suspect a violation of the Code must promptly report the violation or discuss issues and concerns of the type covered by this Code with his or her immediate manager, who in turn is responsible for informing the Compliance Officer of any violations or concerns raised. If an employee prefers not to report the matter to his or her own manager, the employee may instead report the matter directly to the Compliance Officer at the following address:

Safeguard Scientifics, Inc. Attention: Compliance Officer 800 The Safeguard Building 435 Devon Park Drive Wayne, PA 19087-1945 e-mail: complianceofficer@safeguard.com

•	Safeguard personnel who have concerns such as accounting discrepancies, fraud, accounting misrepresentations, auditing matters, accounting omissions, ethics violations or any other financially related concerns should report the matter directly to the Compliance Officer at the above address or to the Chair of the Audit Committee of the Safeguard Board at the following address:

Safeguard Scientifics, Inc. Attention: Chair, Audit Committee c/o Corporate Secretary 800 The Safeguard Building 435 Devon Park Drive Wayne, PA 19087-1945

•	Whenever practical, the complaint should be made in writing. It is unacceptable to submit a complaint knowing it is false.

•	Safeguard personnel who are not comfortable using the procedures and protocols outlined above can make an anonymous report via our third party provider, MySafeWorkplace. This anonymous and confidential reporting system is not affiliated with Safeguard and is accessible 24/7 through the Internet (www.MySafeWorkplace.com) or by calling the toll free number (800.461.9330).

•	Investigation

Reports of violations will be investigated under the supervision of the Compliance Officer in consultation with the Safeguard Scientifics, Inc. Legal Department and/or external counsel, if applicable or desired. Safeguard Personnel are expected to cooperate in the investigation of reported violations.

•	Confidentiality

Except as may be required by law or the requirements of the resulting investigation, the Compliance Officer and others conducting the investigation shall not disclose the identity of anyone who reports a suspected violation if anonymity is requested.

•	Protection Against Retaliation

Retaliation in any form against an individual who reports an alleged violation of this Code, even if the report is mistaken, may itself be a violation of law and is a serious violation of this Code. Any alleged act of retaliation must be reported immediately. If determined to have in fact occurred, any act of retaliation will result in appropriate disciplinary action, which may include termination of employment. A copy of the Safeguard Scientifics, Inc. Whistleblower Protection Policy is attached hereto as Exhibit B and incorporated herein by reference.

XII.	Waivers

Requests for a waiver of a provision of the Code must be submitted in writing to the Compliance Officer for appropriate review, and an executive officer of Safeguard Scientifics, Inc., the Safeguard Board or an appropriate Safeguard Board committee will decide the outcome. For conduct involving directors and executive officers, only the Safeguard Board or the Audit Committee of the Safeguard Board has the authority to waive a provision of the Code. The Audit Committee of the Safeguard Board must review and approve any “related party” transaction as defined in Item 404(a) of Regulation S-K, promulgated by the SEC, before it is consummated. In the event of an approved waiver involving the conduct of a director or executive officer, appropriate and prompt disclosure must be made to Safeguard’s shareholders as required by the SEC or other regulation or by applicable listing standards of the principal exchange or interdealer quotation system on which the Safeguard common stock is listed.

Statements in the Code to the effect that certain actions may be taken only with “Safeguard’s approval” will be interpreted to mean that appropriate executive officers of Safeguard Scientifics, Inc. or members of the Safeguard Board must give prior written approval before the proposed action may be undertaken.

XIII.	Compliance

Adherence to Code; Disciplinary Action – Safeguard Personnel have a responsibility to understand and follow this Code. In addition, all Safeguard Personnel are expected to perform their work with honesty and integrity in all areas not specifically addressed in this Code. A violation of this Code may result in appropriate disciplinary action, including the possible termination from employment with Safeguard.

Communications; Training; Annual Certification – Safeguard strongly encourages dialogue among employees and their managers to make everyone aware of situations that give rise to ethical questions and to articulate acceptable ways of handling those situations. Safeguard Personnel will receive periodic training on the contents and importance of the Code and related policies and the manner in which violations must be reported and waivers must be requested. All Safeguard Personnel must certify that they have read this Code and to the best of their knowledge are in compliance with all its provisions. In addition, each director, officer and other managerial employee of Safeguard, as may be designated by Safeguard from time to time, has an obligation to annually certify that he or she has read and reviewed this Code. Forms of these certifications are attached to this Code as Appendices I and II.

Responsibility of Senior Employees – All Safeguard officers and other managerial employees will be responsible for the enforcement of, and compliance with, this Code, including necessary distribution to assure Safeguard Personnel knowledge and compliance. Directors, officers and other managerial employees are expected to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Managerial employees may be disciplined if they condone misconduct, do not report misconduct, do not take reasonable measures to detect misconduct, or do not demonstrate the appropriate leadership to insure compliance.

XIV.	Related Policies

This Code should be read in conjunction with Safeguard’s other policy statements, including but not limited to the policies that are attached hereto and incorporated herein.

April 8, 2004

EXHIBIT A
STATEMENT OF COMPANY POLICY
Securities Trading by Company Personnel

     If a director, officer or any employee has material non-public information relating to our Company, it is our policy that neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information obtained in the course of your employment relating to any other company.

     Transactions that may be desired for independent reasons (such as the need to raise money for an emergency expenditure) are no exception.

     Material Information. Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock. In short, any information which could reasonably affect the price of the stock.

     Examples. Common examples of information that will frequently be regarded as material are: current earnings or loss information; projections of future earnings or losses; news of a pending or proposed merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split; news of a pending rights offering or other offering of additional securities; changes in management; significant new products or discoveries; impending bankruptcy or financial liquidity problems; and the gain or loss of a substantial customer or supplier. Either positive or negative information may be material.

     Twenty-Twenty Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and securities plaintiffs lawyers might view your transaction in hindsight.

     Transactions by Family Members. The very same restrictions apply to your family members and others living in your household. Employees are expected to be responsible for the compliance of their immediate family and personal household.

     Tipping Information to Others. Whether the information is proprietary information about our Company or information that could have an impact on our stock price, employees must not pass the information on to others. The penalties apply whether or not you derive any benefit from another’s actions.

     When Information is Public. It is also improper for an officer, director or employee to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the Company’s shareholders and the investing public should be afforded the time to receive the information, you should not engage in any transactions until two business days after the information has been released.

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     Additional Prohibited Transactions. Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving Company stock, it is the Company’s policy that directors, officers and employees should not engage in any of the following activities with respect to securities of the Company:

     1. Trading in securities on a short-term basis. Any Company stock purchased in the open market must be held for a minimum of six months. The SEC’s short-swing profit rule already prevents officers and directors from selling any Company stock within six months of a purchase. We are simply expanding this rule to all employees. However, the rule does not apply to stock option exercises, except to the extent required for officers and directors.

     2. Short sales.

     3. Buying or selling puts or calls.

     Officers and directors of the Company also should be particularly sensitive to the potential for Rule 16(b) Short-Swing Profit violations when purchasing Company stock on margin.

     Company Assistance. Any person who has questions about specific transactions or this Policy Statement may obtain guidance from the Legal Department. Remember, however, the ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

Implementation of Policy Statement.

     1. Violations. Violations of the foregoing Policy Statement or standards of conduct as set forth herein may subject an employee to disciplinary action and may be considered grounds for dismissal. Failure to comply with this Policy Statement may violate applicable laws and subject the employee and the Company to criminal or civil liability or both.

     2. Reports. Any employee who becomes aware of any conduct which might be a violation of this Policy Statement should immediately report the conduct to the Legal Department.

     3. Review and Acknowledgment. All new employees, upon commencing employment with the Company, will be required to review this Policy Statement and sign an Acknowledgment and Disclosure Statement. All employees will be required to review this Policy Statement and complete and return an Acknowledgment and Disclosure Statement annually. Failure to do so may subject an employee to disciplinary action and may be considered grounds for dismissal.

Last Revised: October 15, 2003

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EXHIBIT B
Safeguard Scientifics, Inc.
Whistleblower Protection Policy

I.	Statement of Policy

Officers, directors, employees, contractors, subcontractors, and agents of Safeguard Scientifics, Inc. and its subsidiaries (collectively, the “Company”), are prohibited from taking any adverse or harmful action, threatening, harassing, discharging, demoting, suspending or otherwise discriminating against any employee of the Company for any lawful act done by the employee in:

•	providing information to, or otherwise assisting in an investigation, inquiry or otherwise conducted by a: (a) federal regulatory or law enforcement agency; (b) member or committee of Congress; (c) person with supervisory authority over the employee; or (d) person authorized by the Company to investigate, discover, or terminate misconduct, in each case when the information or investigation concerns conduct that the employee reasonably believes constitutes a violation of:

(i)	any rule or regulation of the U.S. Securities and Exchange Commission;
(ii)	any provision of federal, state or foreign law relating to fraud against Company shareholders; or
(iii)	any federal, state or foreign criminal law provision prohibiting mail fraud, bank fraud, or fraud by wire, radio, or television;
(iv)	the Company’s Code of Conduct;
(v)	the Statement of Company Policy, Securities Trading by Company Personnel; or
(vi)	similar policies as they may be amended from time to time; or

•	filing, testifying, or participating in any legal proceeding relating to an alleged violation of the laws described above; or

•	providing to a law enforcement officer any truthful information relating to the commission or possible commission of a federal, state or foreign offense.

II.	Compliance Procedure

The Company strongly encourages the prompt reporting of any violations of this Policy. Any employee who observes, learns of or, in good faith, suspects a violation of this Policy is strongly encouraged to promptly report the violation to his or her immediate manager, who in turn is responsible for informing the Compliance Officer of any violations or concerns raised. If an employee prefers not to report the matter to his or her own manager, the employee may instead report the matter directly to the Compliance Officer at the following address:

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Safeguard Scientifics, Inc. Attention: Compliance Officer 800 The Safeguard Building 435 Devon Park Drive Wayne, PA 19087-1945 e-mail: complianceofficer@safeguard.com

An employee also may report any violation of this Policy to any independent director of the Company. The independent directors at the time this policy was adopted include: Julie A. Dobson, Andrew E. Lietz, George MacKenzie, Jack Messman, Russell E. Palmer, John W. Poduska, Sr., Robert Ripp and John J. Roberts. Correspondence addressed to the independent directors, as a group, any individual independent director, or any committee of the Board of Directors should be addressed as noted in, and will be handled in accordance with, the Company’s policy for communications with the Board which is posted on the corporate governance section of Safeguard’s website at http://www.safeguard.com.investors.

Whenever practical, any violation of this Policy should be made in writing.

Any employee who is not comfortable using the procedures and protocols outlined above can make an anonymous report via our third party provider, MySafeWorkplace. This anonymous and confidential reporting system is not affiliated with Safeguard and is accessible 24/7 through the Internet (www.MySafeWorkplace.com) or by calling the toll free number (800.461.9330).

Reports of violations or alleged violations of this Policy will be treated confidentially, to the extent possible, and investigated thoroughly. To the extent that a violation of this Policy is found, the Company will take appropriate remedial action, if possible.

The Company will not retaliate against an employee for bringing to the Company’s attention a good-faith report of a possible violation of this Policy.

III.	Consequences of Policy Violations

Any officer, director, employee, contractor, subcontractor, or agent of the Company who is found to have violated this Policy will be subject to disciplinary action, which may include termination of employment or association. Violations of this Policy by a contractor, subcontractor, or agent will be reported to the management of that entity for possible disciplinary action. Persons who engage in conduct that violates this Policy may also be subject to civil liability and criminal penalties.

IV.	Amendments to this Policy

The Board of Directors may amend this Policy from time to time as necessary or appropriate.

Adopted: April 8, 2004

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APPENDIX I

CODE OF CONDUCT DISCLOSURE STATEMENT

As a director, officer or other employee of Safeguard Scientifics, Inc. or one of its subsidiaries (collectively with its subsidiaries, “Safeguard”), I have read and understand the Safeguard Scientifics, Inc. Code of Conduct, and I hereby reaffirm my agreement to comply with its terms. I hereby certify as follows:

1.	I have received a copy of the Code of Conduct.

2.	I have read, understand and agree to comply with the Code of Conduct.

3.	I am currently in compliance and, as applicable, members of my family are in compliance, with the terms of the Code of Conduct and all obligations imposed by it, except as disclosed below or on a separate page attached to this statement.

2.	I am not aware of any conduct on the part of any person associated with Safeguard that may constitute a violation of the Code of Conduct, except with respect to any matters that I may have disclosed to the President of Safeguard and/or as disclosed below or on a separate page attached to this statement.

I understand that all Disclosure Statements may be available to the President of Safeguard, its Board of Directors, and internal and external legal counsel. Such information shall otherwise be held in confidence except when, after consultation with Safeguard’s legal counsel and the President, Safeguard’s best interests would be served by disclosure.

Each person signing a Disclosure Statement is responsible for keeping his/her Disclosure Statement current. These statements will be kept in Safeguard’s Legal Department or in the Office of Human Resources of the respective subsidiaries.

Signature

Name

Date

APPENDIX II

ANNUAL SAFEGUARD DISCLOSURE STATEMENT

As a director, officer or other managerial employee of Safeguard Scientifics, Inc. or one of its subsidiaries (collectively with its subsidiaries, “Safeguard”), I have read and understand the Safeguard Scientifics, Inc. Code of Conduct, and I hereby reaffirm my agreement to comply with its terms. With respect to the last 12 months, I hereby certify as follows:

1.	I have complied and, as applicable, members of my family have complied, with the terms of the Code of Conduct and all obligations imposed by it, except as disclosed below or on a separate page attached to this statement.

2.	I am not aware of any conduct on the part of any person associated with Safeguard that may constitute a violation of the Code of Conduct, except with respect to any matters that I may have disclosed to the President of Safeguard and/or as disclosed below or on a separate page attached to this statement.

I understand that all Disclosure Statements may be available to the President of Safeguard, its Board of Directors, and internal and external legal counsel. Such information shall otherwise be held in confidence except when, after consultation with Safeguard’s legal counsel and President, Safeguard’s best interests would be served by disclosure.

Each person signing a Disclosure Statement is responsible for keeping his/her Disclosure Statement current. These statements will be kept in Safeguard’s Legal Department or in the Office of Human Resources of the respective subsidiaries.

Signature

Name

Date